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                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1 )(1)


                        Sed International Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    784109100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   03/31/2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |X|      Rule 13d-1(b)

         |_|      Rule 13d-1(c)

         |_|      Rule 13d-1(d)


------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

------------------------ --------------------------- --------------------------
  CUSIP No. 925298101               13G                   Page 2 of 8 Pages
------------------------ --------------------------- --------------------------

--------------------------------------------------------------------------------
        1. NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                            The TCW Group, Inc.
--------------------------------------------------------------------------------
        2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   |_|
                                                                       (b)   |X|
--------------------------------------------------------------------------------
        3. SEC USE ONLY

--------------------------------------------------------------------------------
        4. CITIZENSHIP OR PLACE OF ORGANIZATION

                            Nevada corporation
--------------------------------------------------------------------------------
           NUMBER OF             5.         SOLE VOTING POWER
             SHARES                                  -0-
          BENEFICIALLY           -----------------------------------------------
            OWNED BY             6.         SHARED VOTING POWER
              EACH                                   -0-
           REPORTING             -----------------------------------------------
             PERSON              7.         SOLE DISPOSITIVE POWER
              WITH                                   -0-
                                 -----------------------------------------------
                                 8.         SHARED DISPOSITIVE POWER
                                                     -0-
--------------------------------------------------------------------------------
        9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                     -0-
--------------------------------------------------------------------------------
       10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*
                                                                           | |
--------------------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0.0%(see response to Item 4)
--------------------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*
                                                  HC/CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

------------------------ --------------------------- --------------------------
  CUSIP No. 925298101               13G                   Page 3 of 8 Pages
------------------------ --------------------------- --------------------------

--------------------------------------------------------------------------------
        1. NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                            Robert Day
--------------------------------------------------------------------------------
        2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   |_|
                                                                       (b)   |X|
--------------------------------------------------------------------------------
        3. SEC USE ONLY

--------------------------------------------------------------------------------
        4. CITIZENSHIP OR PLACE OF ORGANIZATION

                            United States Citizen
--------------------------------------------------------------------------------
           NUMBER OF             5.         SOLE VOTING POWER
             SHARES                                  -0-
          BENEFICIALLY           -----------------------------------------------
            OWNED BY             6.         SHARED VOTING POWER
              EACH                                   -0-
           REPORTING             -----------------------------------------------
             PERSON              7.         SOLE DISPOSITIVE POWER
              WITH                                   -0-
                                 -----------------------------------------------
                                 8.         SHARED DISPOSITIVE POWER
                                                     -0-
--------------------------------------------------------------------------------
        9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                     -0-
--------------------------------------------------------------------------------
       10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
           SHARES*
                                                                           | |
--------------------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0.0%(see response to Item 4)
--------------------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*
                                                  HC/IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

------------------------ --------------------------- --------------------------
  CUSIP No. 925298101               13G                   Page 4 of 8 Pages
------------------------ --------------------------- --------------------------


Item 1(a).              Name of Issuer:

                        Sed International Holdings, Inc.

Item 1(b).              Address of Issuer's Principal Executive Offices:

                        4916 North Royal Atlanta Drive
                        Tucker, GA 30085

Item 2(a).              Name of Persons Filing:
Item 2(b).              Address of Principal Business Office, or if None,
                        Residence:
Item 2(c).              Citizenship:

                        The TCW Group, Inc.
                        865 South Figueroa Street
                        Los Angeles, CA 90017
                        (Nevada Corporation)

                        Robert Day
                        865 South Figueroa Street
                        Los Angeles, CA 90017
                        (United States Citizen)

Item 2(d).              Title of Class of Securities:

                        Common Stock

Item 2(e).              CUSIP Number:

                        784109100

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  CUSIP No. 925298101               13G                   Page 5 of 8 Pages
------------------------ --------------------------- --------------------------

Item 3. If This Statement Is Filed Pursuant toss.ss.240.13d-1(b), or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

             (a)   |_|     Broker or dealer registered under Section 15 of the
                           Exchange Act (15 U.S.C. 78o).
             (b)   |_|     Bank as defined in Section 3(a)(6) of the Act
                           (15 U.S.C. 78c).
             (c)   |_|     Insurance company as defined in Section 3(a)(19) of
                           the Exchange Act (15 U.S.C. 78c).
             (d)   |_|     Investment company registered under Section 8 of the
                           Investment Company Act of 1940 (15 U.S.C. 80a-8).
             (e)   |_|     An investment adviser in accordance with
                           Section 240.13d-1 (b)(1)(ii)(E).
             (f)   |_|     An employee benefit plan or endowment fund in
                           accordance with Section 240.13d-1(b)(1)(ii)(F).
             (g)   |X|     A parent holding company or control person in
                           accordance with Section 240.13d-1(b)(1)(ii)(G).

                                  (SEE Item 7)
                                  The TCW Group, Inc.
                                  Robert Day (individual who may be deemed to
                                       control The TCW Group, Inc.
                                       and other entities which hold the Common
                                       Stock of the issuer)

             (h)   |_|     A savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act (12 U.S.C. 1813);
             (i)   |_|     A church plan that is excluded from the definition
                           of an investment company under Section 3(c)(14) of
                           the Investment Company Act of 1940 (15 U.S.C. 80a-3);
             (j)   |_|     Group, in accordance with Section 240.13d-1
                           (b)(1)(ii)(J).
             If this statement is filed pursuant to Rule 13d-1(c), check this box. |_|

------------------------ --------------------------- --------------------------
  CUSIP No. 925298101               13G                   Page 6 of 8 Pages
------------------------ --------------------------- --------------------------

Item 4.   Ownership **

          THE TCW GROUP, INC.
          (a)       Amount beneficially owned: none.
          (b)       Percent of class:  0.0%
          (c)       Number of shares as to which such person has:
                    (i)   Sole power to vote or to direct the vote: none.
                    (ii)  Shared power to vote or to direct the vote: none.
                    (iii) Sole power to dispose or to direct the disposition
                          of: none.
                    (iv) Shared power to dispose or to direct the disposition of: none.

          ROBERT DAY ***
          ----------
          (a)       Amount beneficially owned: none.
          (b)       Percent of class:  0.0%
          (c)       Number of shares as to which such person has:
                    (i)   Sole power to vote or to direct the vote: none.
                    (ii)  Shared power to vote or to direct the vote: none.
                    (iii) Sole power to dispose or direct the disposition
                          of: none.
                    (iv) Shared power to dispose or to direct the disposition of: none.


---------------
** The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G. In addition, the filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

***      Shares reported for Robert Day include shares reported for The TCW
         Group, Inc.

------------------------ --------------------------- --------------------------
  CUSIP No. 925298101               13G                   Page 7 of 8 Pages
------------------------ --------------------------- --------------------------


Item 5.      Ownership of Five Percent or Less of a Class.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             SEE Exhibit A.

Item 8.      Identification and Classification of Members of the Group.

             Not applicable.  SEE Exhibits A and B.

Item 9.      Notice of Dissolution of Group.

             Not applicable.

Item 10.     Certification.

             Because this statement is filed pursuant to Rule 13d-1(b), the following certification is included:

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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  CUSIP No. 925298101               13G                   Page 8 of 8 Pages
------------------------ --------------------------- --------------------------


                                    SIGNATURE


             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 10th day of April, 2001.


                                    The TCW Group, Inc.
                                    By:
                                         /s/ Linda D. Barker
                                         ---------------------------------------
                                         Linda D. Barker
                                         Authorized Signatory







                                    Robert Day
                                    By:
                                         /s/ Linda D. Barker
                                         ---------------------------------------
                                         Linda D. Barker
                                         Under Power of Attorney
                                         dated November 6, 2000, on file with
                                         Schedule 13G for Retek, Inc.
                                         dated November 8, 2000.